Exhibit 10.1
SHARE PURCHASE AGREEMENT

THIS AGREEMENT made effective as of the       1st      day of January, A.D. 2008.

BETWEEN:

BRIAN MAHOOD, Businessman, of Suite 600, 600 - 6th Avenue S.W., Calgary, Alberta, T2P 0S5;

(hereinafter referred to as the "Vendor")

OF THE FIRST PART
AND:

SCOUT EXPLORATION, INC., a Nevada Corporation, with an office at 609 - 475 Howe Street, Vancouver, British Columbia, V6C 2B3;

(hereinafter referred to as the "Purchaser")

OF THE SECOND PART
AND:

KERRISDALE RESOURCES LTD., a company duly incorporated under the laws of the Province of Alberta, and having an office at Suite 600, 600 - 6th Avenue S.W., Calgary, Alberta, T2P 0S5;

(hereinafter referred as the "Company")

OF THE THIRD PART

WHEREAS the Vendor is the legal and beneficial owner of all of the issued shares in the capital stock of the Company.

AND WHEREAS the Purchaser is desirous of purchasing and the Vendor is desirous of selling the Shares on the terms and conditions hereinafter set forth.

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter set forth and in consideration of the sum of Two ($2.00) Dollars paid  by each party to each of the other parties (the receipt and sufficiency of which consideration is hereby acknowledged by all parties), the parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1
Definitions.   In this Agreement, including the recitals hereto:

"Agreement" means the agreement constituted by the execution of this document by the parties hereto, including all schedules referred to herein, as same may be supplemented or amended from time to time.

"Business Day" means a day other than a Saturday, Sunday, statutory holiday or day that is declared by any governmental authority to be a civic holiday in the jurisdiction in which an event contemplated hereby is to take place.

"Closing" means the completion of the sale to the Purchaser and the purchase from the Vendor of the Shares hereunder by the transfer and delivery of documents of title thereto and the payment of the purchase price therefor as set out in Section 2.2 hereof;

"Closing Day" means the day upon which the events described in section 7 hereof occur.

"Company" means Kerrisdale Resources Ltd., a company incorporated under the laws of the Province of Alberta, having an office at Suite 600, 600 - 6th Avenue S.W., Calgary, Alberta T2P 0S5.

"Company's Financial Statements" means the unaudited financial statements of the Company for the year ended September 30, 2007 as prepared by a Chartered Accountant and the unaudited interim financial statements of the Company for the periods ended March 31, 2008 prepared by management, copies of which are attached hereto as Schedule "A".

"Purchaser" means Scout Exploration, Inc.

"Place of Closing"  means  2100, 777 – 8th Avenue  S.W., Calgary, Alberta  or such other place as the parties may mutually agree upon.

“Property” means the oil and gas interests set out in Schedule “C” to this Agreement.

"Purchaser's Solicitors" means Hemsworth, Schmidt or such other solicitors as are appointed by the Purchaser from time to time.

"Shares" means the 100 Class A voting shares, issued and outstanding,  in the capital stock of the Company owned by the Vendor.

"Vendor's Solicitors" means Dunphy Best Blocksom LLP, or such other solicitors as are appointed by the Vendor from time to time.

Any other terms defined within the text of this Agreement shall have the meanings so ascribed to them.

1.2                    Headings and Paragraphs.  The headings to, and the division of this Agreement into Articles and paragraphs are for convenience of reference only and shall not in any way affect or be used in interpreting any of the provisions of this Agreement.

1.3                    Gender and Number.   The provisions of  this Agreement shall be read with all changes in gender and number as may be required by the context.

1.4                    Currency and Method of Payment.  All monetary amounts specified in this Agreement are in reference to lawful currency of Canada, unless specifically stated otherwise.  Any monies payable hereunder shall be paid in cash or by bank draft, certified cheque or solicitor=s trust cheque.

1.5                    Severance.  If any provision of this Agreement is determined to be illegal or unenforceable, such provision shall be ineffective to the extent of such illegality or unenforceability, but shall not invalidate or affect the validity or enforceability of the remaining provisions of this Agreement.

1.6                    Governing Laws.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein, and the parties agree to submit to the jurisdiction of the courts of Alberta with respect to any legal proceedings arising therefrom.

1.7                    Action on Non-Business Day.  If by the terms hereof the Closing or any other event is scheduled to take place at a time which falls on a day which is not a Business Day, the Closing or other event shall take place on the first Business Day next following.

1.8                    Schedules.  Appended to this Agreement are the following Schedules which form an integral part hereof:

Schedule "A" - Company’s Financial Statements
Schedule "B" - Vendor's and Company's Disclosures
Schedule "C" - The Property
Schedule "D" - The General Security Agreement
Schedule "E" - Management Agreement

2.        PURCHASE AND SALE

2.1                    Purchase and Sale.  The Vendor hereby covenants and agrees to sell, assign and transfer the Shares to the Purchaser and the Purchaser covenants and agrees to purchase same from the Vendor on the Closing.

2.2                    Purchase Price.  The Purchase Price payable for the Shares by the Purchaser to the Vendor shall consist of:

(a)	the payment of $25,000.00 CDN to the Vendor upon the signing of a Letter of Intent (which sum has been paid);

(b)	the payment of $400,000.00 CDN to the Vendor upon the Closing Day;

(c)
a payment obligation of $350,000.00 CDN (the “Principal Amount”) which payment obligation the Company hereby irrevocably and unconditionally assumes from the Purchaser for valuable consideration had and received, and promises to pay to the Vendor and which the Vendor agrees to accept, and which payment obligation in respect of the Principal Amount shall be as follows:

a.
the Company shall make all payments to the Vendor at 15, Wentworth Manor S.W. Calgary Alberta T3H 5K5  or such other address as the Vendor may provide by notice to the Company and to the Purchaser as provided for in Clause 8.1 hereof;

b.
the Company shall effect payment in full of the Principal Amount and all interest and any charges that may accrue to the account of the Vendor under this Agreement and the General Security Agreement on or before Friday, 12:00 p.m. MST December 31, 2010 subject to the provisions of this paragraph.  For clarity, it is understood and agreed that any amount of the Principal Amount plus accrued interest that has not been paid prior to December 31, 2010 will be paid on December 31, 2010;

c.
Interest shall accrue on the Principal Amount from the Effective Date to payment in full of all the Principal Amount, all accrued interest and any and all charges that arise hereunder and that accrued to the account of the Vendor hereunder, to and including any judgment hereunder for unpaid monies and to and including full collection thereof, at a rate of 6.75% per annum;

d.
The Company shall remit payment in full of all interest as it accrues at each calendar quarter-end and deliver payment thereof to the Vendor on the first business day following each quarter-end;  however the first payment of interest for the period from the Effective Date and ending on June 30, 2008 shall be due and be paid by the Company to the Vendor on July 1, 2008;

e.	Effective on January 2, 2009, regardless of whether or not the Company is in full compliance hereunder, the Company shall be required to make and deliver to the Vendor either of the following:

(a)	a payment to the Vendor equal to a portion of the Principal Sum in the amount of $125,000.00 accompanied by the interest remittance payment for the quarter ending December 31, 2008; OR

(b)	a payment to the Vendor of the Principal Amount IN TOTAL to the Vendor in the amount of $350,000.00 accompanied by:

(i)	the interest remittance payment for the quarter ending December 31, 2008; plus a sum equal to accrued interest on the TOTAL Principal Amount outstanding, if any; AND

(ii)	a payment equal to the interest that accrued on the Principal Amount under this Agreement for the two calendar quarters ending December 31, 2008.

f.
If the Company chooses and timely performs election 2.2(c)e.(a) above, effective on January 2, 2010, regardless of whether or not the Company is in full compliance hereunder, the Company shall be required to make and deliver to the Vendor either of the following:

(a)	a payment to the Vendor equal to a portion of the Principal Sum in the amount of $125,000.00 accompanied by the interest remittance payment for the quarter ending December 31, 2009; OR

(b)	a payment to the Vendor of the balance of the Principal Amount unpaid to the Vendor on December 31, 2009 accompanied by:

(i)	the interest remittance payment for the quarter ending December 31, 2009; plus a sum equal to accrued interest on the TOTAL Principal Amount outstanding, if any; AND

(ii)	a payment equal to the interest that accrued on the Principal Amount under this Agreement for the calendar quarter ending December 31, 2009.

g.
Except as specifically provided for above, the Company shall not have the right to pre-pay any amount on account of the Principal Amount at any time during the term of the payment obligation;  AND if the Company should attempt to do so, the Vendor shall be unconditionally entitled and without any rights arising thereby in the Company, to reject payment thereof and to insist upon the specific performance by the Company of the conditions of the payment obligation of this Clause;

h.
The Company shall sign and deliver a General Security Agreement to the Vendor (attached hereto as Schedule “D”) to secure in and to the Vendor all such personal and real property rights of the Company, as of the Closing Date to and including the day the Company pays in full all its accrued obligations hereunder, and entitle the Vendor to file a “financing statement” to record the interests and rights of the Vendor hereunder, all as such quoted terms are defined in and as the rights of the Vendor arise under the Personal Property Security Act, RSA (such real property interests shall be those attached hereto in Schedule “C”);

i.	The Company’s payment obligation:

(a)
shall be a personal obligation between the Company and the Vendor and shall not be assignable in whole or in part, in law or in equity by the Company; except with the prior written consent of the Vendor such consent not to be unreasonably withheld;

(b)	subject to time being of the essence;

(c)
shall enure to the benefit of the Vendor and his respective successors and assignees, for which the Vendor shall be entitled to assign his rights hereunder in whole or in part and which assignment shall be effective upon the Vendor’s delivery of a notice thereof with full particulars to the Company;

3.        ADDITIONAL PROVISIONS

3.1                    The Purchaser shall pay the Vendor's consulting company, Kerrisdale Consulting  Inc.,  the sum of $1,000.00 CDN. (exclusive of GST) per month, for one year, commencing January 1, 2008, in consideration for consulting services to be performed by the Vendor for the Purchaser in respect to the operations of the Company, including the consolidation of the interests in the operating assets of the Company.  A copy of the Management Agreement shall be attached hereto as Schedule “E”.   There will be a lump sum payment of $6,000.00 CDN. plus GST on June 18th, 2008, as per the terms of the Management Agreement.

3.2                    The Company agrees to make a payment of $500.00 CDN. (exclusive of GST) per month to Kerrisdale  Consulting  Inc.  for  a  period  of one year, commencing January 1, 2008, in consideration of the sub-lease by the Company of an office located at Suite 600, 600 - 6th Avenue S.W., Calgary, Alberta  T2P 0S5.

4.        REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND THE COMPANY

4.1                    Representations.  Each of the Vendor and the Company jointly and severally represent and warrant to the Purchaser (and acknowledge that the Purchaser is relying upon such representations and warranties in entering into this Agreement and completing the transactions contemplated hereby) that except as disclosed in Schedule "B" attached hereto:

(a)	the Company is duly incorporated and organized, validly subsisting and in good standing under the laws of the Province of Alberta;

(b)
the authorized capital of the Company consists of an unlimited number of Class A voting shares and an unlimited number of Class B non-voting shares of which 100 Class A shares are validly issued and outstanding as fully paid and non-assessable as of the date hereof, and there are no other shares of the Company issued and outstanding;

(c)
all the issued and outstanding shares in the capital of the Company are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable corporate, securities and other laws;

(d)	the Vendor is the legal and beneficial owner of the Shares, holds such Shares free and clear of any and all liens, adverse claims, charges, pledges, hypothecations and encumbrances whatsoever;

(e)
the Vendor has full and absolute right, power and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser as contemplated hereby;

(f)
no person, firm or corporation has any agreement or option or a right capable of becoming an agreement or option for the purchase of any of the Shares or for the purchase of any of the unissued shares in the capital stock of the Company except as disclosed in Schedule "B" attached hereto;

(g)	there are no shareholders agreements, proxies, voting trust agreements or similar agreements among the Vendor or any other parties with respect to the Shares;

(h)	the Vendor is not acting as nominee, agent, trustee, executor, administrator or other legal representative of any person in the sale of the Shares hereunder;

(i)	neither the Vendor nor the company have agreed to pay any finder=s fee or commissions in connection with the sale of the Shares contemplated by this

Agreement for which the Purchaser or the Company shall have any obligation or liability;

(j)	the Company has full power and authority to enter into and perform its obligations under this Agreement;

(k)
the execution and delivery of this Agreement has been duly authorized by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to the qualification that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and to the extent that remedies of specific performance and injunction, being equitable remedies, may only be granted in the discretion of the court having jurisdiction;

(l)
the performance of this Agreement will not be in violation of  the Articles, Bylaws or other constating documents of the Company or of  any agreement to which the Vendor or the Company is a party and will not give any person, firm or corporation any right to terminate or cancel any agreement or any right enjoyed by the Company nor result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of any third party upon or against the assets of the Company;

(m)
the Company has the corporate power to own the Property owned by it and to carry on the business carried on by it and is duly qualified or licensed to carry on business in every jurisdiction in which the character of the Property and assets owned by the Company or the nature of the business conducted by the Company requires the Company to be so licensed or qualified;

(n)
the Company has good and marketable title to the Property and assets owned and used by it free and clear of any mortgage, pledge, deed of trust, lien, conditional sale agreement, encumbrance, security interest, charge or adverse claim whatsoever, except as disclosed in Schedule "B" hereto;

(o)	the Company does not carry on business in any jurisdiction other than Alberta and is not extra-provincially registered in any jurisdiction;

(p)
the Company is not a party to, or any of its Property or assets bound or affected by any contract, agreement, deed, instrument or other document, including any agreement of guarantee, indemnification or other like commitment, whereby the Company may be held liable for the obligations, liabilities, contingent or otherwise, or indebtedness of any other person, firm or corporation;

(q)
there are no actions, suits, claims or proceedings, whether or not purportedly on behalf of the Company, pending or in existence or threatened against or affecting the Company at law or in equity or before or by any federal ,provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and there is not now outstanding any  order, writ, injunction or judgment of any court, administrative agency or governmental body or arbitration tribunal issued and directed against the Company or any of its properties, assets, businesses or prospects or against any of the Shares;

(r)	the Company is not in material breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it;

(s)
the Company is not a party to any collective agreement with any labour union or other association of employees and the Company has no contract with any employee, officer, officer, professional advisor or other individual which cannot be lawfully terminated without recourse by the other party or parties thereto on not more than thirty (30) days' notice;

(t)
the Company is not a party to any material written or oral agreement respecting cessation of employment or compensation therefor, nor does it have any officers, employees or consultants who may be dismissed except on less than one month's prior notice, or payment in lieu thereof;

(u)
the Company is not in default or breach of any contracts, agreements, indentures, leases or other instruments to which it is a party or by which it is bound, which default or breach could, if acted upon by the party or parties legally entitle to do so, materially,  adversely affect the business operations, assets or financial condition of the Company, and all contracts, agreements, indentures and leases to which the Company is a party are listed in Schedule "B" hereto;

(v)
to the best of the Vendor=s knowledge, all facts relating to the Company or to its business, operations, assets or financial conditions that are known or which on reasonably enquiry ought to be known, to the Vendor and that are material to the business, operations, assets or financial condition of the Company have been disclosed to the Purchaser;

(w)
all material transactions of the Company have been promptly and properly recorded or filed in or with its books and records, and the record book of the Company contains complete and accurate minutes and records of all meetings and proceedings of and resolutions passed by the shareholders and the directors of the Company since its incorporation and all such meetings were duly called and held;

(x)
the Vendor is not aware of any event or occurrence which has had, or might reasonably be expected to have, a material adverse effect on the business of the Company or the results of any of its operations;

(y)
the Company has duly and timely filed all Canadian, local and foreign tax returns, reports, declarations and other similar reports required to be filed by it and all liabilities for taxes, assessments and other governmental charges (including installments on account of such taxes, assessments and charges and any interest or bounties thereon) upon all or any of the income of the Company or its assets which were required to be paid on or before the date hereof, have been duly paid or satisfied on or before their respective due dates and all liabilities for taxes, assessments or other governmental charges which fall due and become payable prior to closing will have been fully paid prior to the Closing Date;

(z)	the Company has not entered into any long term leases or other long term contracts of a material nature, except as disclosed in Schedule "B";

(aa)
the Company's Financial Statements  have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and truly and accurately reflect the financial position of the Company as of the last day of the period for which they were prepared and since that time and except as disclosed in Schedule "B" hereto;

i)
there has been no material adverse change in the financial position or condition of the Company, nor any damage, loss or other change in any circumstances materially affecting the business, operations or properties of the Company;

ii)	the Company has not waived or surrendered any right of material value;

iii)	the Company has not discharged, satisfied or paid any lien, encumbrance, obligation or liability other than current liabilities of the Company incurred in the ordinary course of business; and

iv)	the business of the Company has been carried on in the ordinary course.

(bb)	the Company has no liabilities of any sort except as disclosed in the Company=s Financial Statements or Schedule "B" hereto;

(cc)	neither the Vendor nor members of his family nor any corporation controlled by the Vendor or members of his family owns any property or assets which are used by the Company;

(dd)	the names of directors and officers of the Company are as follows: Brian Mahood - President, Secretary and Director;

(ee)	the Company maintains such insurance against loss or damage to its assets and with respect to public liability as is reasonably prudent for a company such as the Company;

(ff)	the Company has not entered into any non-disclosure, confidentiality, non-competition or similar agreement or arrangement with any person, firm or corporation;

(gg)	the Company is not indebted or under any financial obligation to the Vendor, or to any directors, officers, employees, shareholders and other insiders of the Company whatsoever;

(hh)	neither the Vendor nor any present or former officer, director, employee or shareholder of the Company is now indebted or under any financial obligation to the Company on any account whatsoever;

(ii)	the Vendor is not a non-resident of Canada as provided in the Income Tax Act (Canada);

(jj)	the Company has no outstanding options to purchase shares, management agreements or credit cards;

4.2                    General Covenants of the Vendor and the Company.  The Vendor and the Company hereby jointly and severally covenant with and undertake to the Purchaser that:

(a)
they will use reasonable efforts to assist the Purchaser to obtain all necessary consents, amendments, novations or other instruments as may be required, if any, of third parties in connection with the transactions contemplated by this Agreement;

(b)
between the date of this Agreement and the Closing Date, they will ensure that the Company will carry on its business in the ordinary and normal course and ensure that the Company will not enter into any transactions outside the ordinary and normal course of its business, or any transactions of a material nature, including without limitation:

i)	entering into any agreement or doing any act or thing that might reasonably be expected to impair the ability of the Vendor or the company to complete the Closing;

ii)
 issuing or re-issuing any capital stock (including, without limitation, treasury stock), bonds, notes, warrants, options or other securities or becoming subject to any obligation to issue any such securities;

iii)	incurring any liability or obligation, whether absolute or contingent, including without limitation, purchase on credit or installment basis;

iv)	failing to pay or discharge any material current liability when it may become due and payable;

v)
selling, transferring or otherwise disposing of, mortgaging, pledging or subject to any lien or any other encumbrance, any of the Company=s assets, whether real or personal and whether tangible or intangible, excepting inventory items and other similar items of personal property in the ordinary course of business;

vi)
incurring any additional indebtedness beyond its current liability incurred in the normal course of business, except for reasonable accounting and legal fees and disbursements incurred on behalf of the Company only in connection with this transaction and the determination of its current tax liability triggered as a result of the transaction contemplated by this Agreement, register and transfer agent charges or amending the terms of, or extending the time for payment of, any existing indebtedness or guarantee, or mortgaging or pledging or subject to lien, charge, security interest or any other encumbrance, any of the Company's assets, real or personal, tangible or intangible, or making any loans, advances or guarantees to any person or entity, including without limitation, salary advances to any employee or officer;

vii)	making any changes in any method of accounting or accounting practice of the Company;

(c)	they will cooperate with the Purchaser in support of all things necessary to give effect to the tenor and intent of this Agreement;

(d)
they shall within thirty (30) days of the Closing, deliver up or cause to be delivered up to the Purchaser at such address as the Purchaser may direct, all books, records, files, documents and other data of the Company which are not delivered to the Purchaser on Closing.

4.3                    Survival.  The covenants, representations and warranties of the Vendor and the Company contained herein shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such time.  Notwithstanding any investigations or inquiries made by the Purchaser prior to the Closing Date or the waiver of any condition by the Purchaser, the covenants, representations and warranties of the Vendor and the Company shall survive the Closing and continue in full force an effect thereafter for the benefit of the Purchaser for a period of one year from the Closing Date.

4.4                    Indemnity.   The Vendor shall indemnify and hold harmless the Purchaser from and against any loss, claims, actions, liability, damages and costs, including any payment made in good faith in settlement of any claim or potential claim, arising directly or indirectly:

(a)	by reason of any of the representations and warranties of the Vendor or the Company set forth in section 4 proving not to have been true and correct on the date hereof or as of the Closing Date;

(b)	out of the breach of the Vendor or the Company of any covenants or other provision or obligation of the Vendor or the company contained in this Agreement.

4.5                    The agreement to indemnify contained in this Article 4, shall survive and continue in existence and enure to the benefit of the Purchaser for a period of one year from the Closing Date unless such claim is based on fraud, in which event, no limitation of time shall apply as between the parties.

4.6                    The indemnification pursuant to Section 4.4 and Section 4.5 shall be limited to $700,000.00 CDN.

4.7                    The obligation of indemnification shall not be applicable to single claims for damages unless the damages in respect of any such single claim exceeds Five Thousand ($5,000.00) Dollars.

4.8                    Ongoing Operations.  Notwithstanding anything herein contained, the Company shall have the right to conduct such business and to enter into such agreements as may be necessary in the ordinary course of its business.

5.         PURCHASERS' REPRESENTATIONS AND WARRANTIES

5.1                    In order to induce the Vendor to enter into and consummate this Agreement, the Purchaser represents and warrants in favour of the Vendor, as of the date hereof, as follows:

(a)	the Purchaser is a corporation duly incorporated under the laws of Nevada and is a valid and subsisting corporation under the laws of Nevada;

(b)
the Purchaser has the requisite power, capacity and authority to enter into this Agreement on the terms and conditions herein set forth, and all necessary corporate action has been taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and the transaction contemplated herein;

(c)
this Agreement and all documents required hereunder, when executed and delivered by the Purchaser and when duly and properly executed and delivered by the Vendor will be valid and binding agreements and obligations, enforceable against the Purchaser in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and subject to general principles of equity;

(d)
there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and application for review, in progress, pending or, as far as the Purchaser is aware threatened, against or relating to the Purchaser or affecting the properties or business of the Purchaser which if determined adversely to the Purchaser might materially and adversely affect the properties, business, future prospects or financial condition of the Purchaser, or the right of the Purchaser to use, produce or sell its property and assets in whole or in part.  There is not presently outstanding against the Purchaser any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency or arbitrator.

(e)	the entering into by the Purchaser of this Agreement and the completion of the transaction contemplated herein will not be in violation of:

(i)	the constating documents and by-laws of the Purchaser;

(ii)
any agreement to which the Purchaser is a party and will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by the Purchaser because of such agreement, and will not result in the acceleration, creation or imposition of any obligation, lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the Purchaser or the assets of the Purchaser; or

(iii)	any statute, regulation, rule, by-law, order, judgment, or decree by which the Purchaser is bound; and

(f)	the Purchaser has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of the transaction contemplated by this Agreement

5.2                    Survival.   The representations and warranties of the Purchaser set forth herein shall be true and correct at and as of the Closing Date as though such covenants, representations and warranties were made at and as of such time.  Notwithstanding any investigations or inquiries made by the Vendor prior to the Closing Date or the waiver of any condition by the Vendor, the representations and warranties of the Purchaser shall survive the Closing and shall continue in full force and effect thereafter for the benefit of the Vendor.

5.2                    Indemnity.  The Purchaser shall indemnify and save harmless the Vendor from and against any loss, claims, damages, actions, liability and costs, including any payment made in good faith in settlement of any claim or potential claim, arising directly or indirectly form any of the said representations and warranties of the Purchaser set forth in this Article 5 being incorrect or breached.

6.        CONDITIONS PRECEDENT

6.1                    Conditions Precedent of Purchaser.  The obligation of the Purchaser to complete the purchase of the Shares contemplated by this Agreement is subject to the fulfillment, at or prior to Closing, of each of the following conditions precedent:

(a)	The representations and warranties of the Vendor and the Company set forth in Article 4 of this Agreement shall be true and correct as of the Closing as if such representations and warranties were made at and as of such time, and the Purchaser shall have received a certificate to that effect from the Vendor;

(b)
the Vendor and the Company shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing;

(c)
the Vendor and the Company shall have made available to the Purchaser or its nominees, at all reasonable times prior to the Closing Date, the minute book of the Company and all other material contracts, books, accounts, records and other information with respect to the affairs of the Company;

(d)	from the date hereof through the Closing Date;

i)	there has been no material adverse change in the business, prospects, financial condition, results of operations or the assets of the Company;

ii)	the Company shall not have suffered any liability, judgement, lien or termination of any contract or the imposition of any obligation, the effect of which shall be materially adverse to the Company;

iii)
there shall have been no other material adverse change of any kind with respect to the Company other than in the ordinary course of its business consistent with past practices or as permitted or contemplated by this Agreement;

(e)
the Company shall deliver the written resignations of the directors and officers of the Company and the Company and the Vendor shall deliver certified resolutions of the shareholders of the Company appointing such persons to the board of directors of the Company as the Purchaser may direct;

(f)	the Company shall deliver to the Purchaser certified copies of resolutions changing the existing bank signing officers to nominees of the Purchaser.

6.2                    Waiver by Purchaser.  The conditions precedent referred to in paragraph 6.1 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time prior to Closing by delivering to the Vendor written notice to that effect.  If any of the said conditions are not complied with or performed to the Purchaser's reasonable satisfaction on or before the Closing Date or compliance is not waived in writing by the Purchaser, then the Purchaser shall be relieved of its obligations to consummate the Closing.

6.3                    Conditions Precedent of Vendor.  All obligations of the Vendor under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions.

(a)
the representations and warranties of the Purchaser set forth in Articles 5 of this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Day as if made by the Purchaser again at that time, and the Purchaser shall deliver at Closing a certificate to such effect regarding the Purchaser's representations and warranties dated on the Closing Day;

(b)
the Purchaser shall have performed and satisfied, in all material respects, all covenants required by this Agreement to be performed and satisfied prior to the Closing Day including payment of the Purchase Price;

( c)
at the Closing, no action or proceeding shall have been instituted or threatened by any person or entity before any court or governmental agency to obtain damages in respect of this Agreement or to restrain or prohibit the consummation of the transactions contemplated herein;

(d)	the Vendor shall have been provided with copies of any consents necessary to give effect to the transactions contemplated herein; and

(e)	the Vendor shall have been provided with evidence that the GSA have been duly issued and registered.

6.4                    Waiver by Vendor.  The conditions precedent referred to in paragraph 6.3 are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time prior to Closing by delivering to the Purchaser written notice to that effect.  If any of the said conditions are not complied with or performed to the Vendor's reasonable satisfaction on or before the Closing Date or compliance is not waived in writing by the Vendor, then the Vendor shall be relieved of his obligations to consummate the Closing.

6.5                    If at the Closing all conditions of this Agreement have not been fulfilled or waived by the party having discretion to waive such condition, then unless both parties by mutual consent  in writing agree to extend the Closing, this Agreement shall terminate on that date, and upon such termination, the parties shall be released from all further obligations hereunder except to the extent that a party may have any claim against the other party hereto based on an alleged breach or repudiation of this Agreement.

7.        CLOSING ARRANGEMENTS

7.1                    Time of Closing.  Subject to the terms and conditions hereof, the Closing of the transactions contemplated hereby shall take place at the Place of Closing at 2:00 p.m. Pacific time, on the Closing Date, provided always, that the Closing shall take place on or before June 18, 2008 unless otherwise agreed upon in writing by the parties hereto.

7.2                    Deliveries by Vendor and the Company.  Upon Closing, the Vendor and/or the Company shall deliver or cause to be delivered to the Purchaser:

(a)	the Shares;

(b)	the Vendor's Certificate referred to in paragraph 6.1(a);

(c)	the certified true copy of the directors and shareholders resolutions referred to in paragraphs 6.1(e)(f);

(d)	the resignations of the directors and officers referred to in paragraph 6.1(e);

(e)	a certificate of good standing;

(f)	the corporate seal and the minute books of the Company; and

(g)	such other documents as the Purchaser may reasonably require to give effect to the terms and intention of this Agreement.

7.3	Deliveries by Purchaser. Upon Closing, the Purchaser shall deliver to the Vendor, all in a form approved by the Vendor’s Solicitors:

(a)	the balance of the Purchase Price as provided for in paragraph 2.2(b) hereof;

(b)	the sum of Six Thousand ($6,000.00) Dollars plus GST as per the terms of the Management Agreement;

(c)	resolution of directors of the Purchaser approving the purchase;

(d )	GSA and related documents:

(i)	Financing Statement;

(ii)	Officer's Certificate;

(iii)	Incumbency Certificate;

(iv)	Acknowledgement and Waiver;

(v)	resolution of the directors of the Company approving the General Security Agreement as provided for in paragraph 6.2(e);

(e)	opinion of the Purchaser's Solicitors regarding the GSA in a form satisfactory to the Vendor's Solicitors.

(f)	an Officers Certificate regarding the truth and accuracy of the Purchaser’s representations and warranties.

(g)	such other documents as the Vendor's solicitor may reasonably require to give effect to the terms and intention of this Agreement.

8.        GENERAL PROVISIONS

8.1                    Further Assurances.  The parties shall deliver to each other such further documentation and shall perform such further acts as and when the same may be required to carry out and give effect to the terms and intent of this Agreement.

8.2                    Communications and Notices.  All notices and other communications given in connection with this Agreement shall be in writing and shall, except in the event of mail strike, during which time all notices must be personally delivered, be sufficiently given if delivered in person or telefaxed or sent by registered mail, postage prepaid, to the parties as the following addresses:

To the Vendor:	BRIAN MAHOOD Suite 600, 600 - 6th Avenue S.W. Calgary, Alberta T2P 0S5

To the Purchaser:	SCOUT EXPLORATION INC. 609 - 475 Howe Street Vancouver, B.C. V6C 2B3

To the Company:	KERRISDALE RESOURCES LTD. Suite 600, 600 - 6th Avenue S.W. Calgary, Alberta T2P 0S5

Any such notices or other communications sent by registered mail addressed as aforesaid shall be deemed to be received by the addressee thereof on the third business day after the mailing thereof.  Any such notices personally delivered or telefaxed shall be deemed delivered on the day of delivery.  Any party hereto may change its address for service by notices in writing to the other parties hereto.

8.3                    Time of Essence.  Time shall be of the essence of this Agreement.

8.4                    Waiver and Amendment.  This Agreement may only be amended by further written agreement executed and delivered by all of the parties.  No wavier or consent by a part of or to any breach or default by any other party shall be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid shall operate as a waiver of or consent to any further or other breach or default in relating to the same or any other provision of this Agreement.

8.5                    Entirety of Agreement.  This Agreement contains the entire agreement among the parties pertaining to the subject matter hereof and supercedes and replaces all previous written and oral agreements among the parties with respect to the subject matter hereof.

8.6                    Successors and Permitted Assigns.  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, personal representatives and permitted assigns.  Neither the Vendor, the Company nor the Purchaser shall assign, transfer or encumber this Agreement or any interest herein without the prior written consent of the other parties hereto.

8.7                   Execution in Counterparts.  This Agreement may be signed by the parties in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as et forth above.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED by BRIAN MAHOOD, in the presence of: ________________________________ Name ________________________________ Address ________________________________ Occupation	) ) ) ) ) ) ) ) ) ) ) )	______________________________ BRIAN MAHOOD

THE CORPORATE SEAL of SCOUT EXPLORATION INC., in the presence of: ________________________________ ________________________________	) ) ) ) ) ) ) ) ) )	C/S

THE CORPORATE SEAL of KERRISDALE RESOURCES LTD., in the presence of: ________________________________ ________________________________	) ) ) ) ) ) ) ) ) )	C/S